Exhibit 99.1

[MEDIA METRIX LOGO]

FOR IMMEDIATE RELEASE

Contact: Michelle Beilsmith    Max Kalehoff            Adam Sugerman
         Media Metrix, Inc.    Burson-Marstellar       AdRelevance
         212-515-8737          212-614-4055            206-328-8835
         mbeilsmith@mmxi.com   max_kalehoff@bm.com     asugerman@adrelevance.com

                       MEDIA METRIX TO ACQUIRE ADRELEVANCE
 Combined Companies to Advance Internet and Digital Media Measurement Worldwide

      NEW YORK CITY -- October 6, 1999 -- Media Metrix (NASDAQ: MMXI), the pioneer and leader in Internet and digital media measurement, announced today that it has signed a definitive agreement to acquire AdRelevance, an innovator and pioneer in Internet advertising measurement and intelligent agent ad tracking technology.

      The AdRelevance Ad Reporting Service adds depth to the Media Metrix product portfolio by offering tracking data on ad spending, placement, creative and competitive online advertising market share. This information, combined with the breadth of Media Metrix' audience and e-commerce measurement services, is a critical link to the continued growth and development of the Internet. When used together, data from both companies can provide an even better understanding of the digital marketplace to advertisers, advertising agencies, media organizations, financial analysts and e-commerce marketers.

      "Our expansion into the advertising-tracking arena represents the next step in Media Metrix' growth strategy," said Tod Johnson chairman and chief executive officer of Media Metrix, Inc. "The acquisition of AdRelevance extends our coverage to include the tracking of advertising placement and creative, along with Internet audiences, e-commerce and technology."

                                     -more-

      "The combination with AdRelevance means that Media Metrix will offer in-depth data about what advertisers are doing online," said Mary Ann Packo, president and chief operating officer of Media Metrix, Inc. "Through AdRelevance, Media Metrix will provide clients with detailed advertising tracking data to help them identify and act on Internet advertising opportunities."

      "We're thrilled to become a part of Media Metrix. Both companies share a fast-paced culture and the drive to stay in step with technology development, marketplace demands and the changes and rapid growth of the industries we serve," said Will Hodgman, president and chief executive officer of AdRelevance. "Media Metrix and AdRelevance share a mission to provide superior client service and the timely intelligence that clients need to achieve their business objectives."

About the AdRelevance Ad Measurement Service

      AdRelevance specializes in the automated retrieval and delivery of online advertising, providing advertisers, agencies and publishers with marketing intelligence that tells them where, when, how and how much their competition is marketing and advertising on the Internet.

      The AdRelevance Service, powered by the OMNIAC(TM) technology (Online Media Network Intelligent Agent Collection), systematically scours the commercial sites on the Web searching for and capturing detailed data about advertising banners, promotions, sponsorships, text links and rich media 24 hours a day. Once captured, the data are warehoused, classified and statistically analyzed. The OMNIAC(TM) technology was developed by the AdRelevance core development team, including engineers best known for developing the MetaCrawler(TM) search technology currently licensed to Go2Net and Jango(TM), which was purchased by Excite in 1997.

      Using a user-friendly online interface, clients can query the AdRelevance database and generate Web-based reports on demand. The result is the ability to monitor competitors' marketing activities, plan more effective online campaigns and evaluate campaigns in real time.

                                     -more-

About the Transaction, Management and Operations Structure

      The acquisition is a stock-for-stock transaction valued at approximately $59.4 million. Additional shares of Media Metrix common stock having a value of approximately $6.3 million (based on closing price of Media Metrix common stock on October 4, 1999) may be issued upon AdRelevance achieving certain post-closing goals. The merger agreement, which is subject to certain customary closing conditions, is expected to close shortly.

      AdRelevance will become a wholly owned subsidiary of Media Metrix, Inc., with Will Hodgman remaining as president and chief executive officer of AdRelevance and reporting to Mary Ann Packo. Otherwise, each company's management and reporting structure will not change. Media Metrix headquarters will remain in New York City. AdRelevance's main offices will remain in Seattle. The companies will share sales and service offices in New York City, Seattle, Atlanta, San Francisco and Uniondale, NY.

Additional Financing

      Media Metrix also announced today its intention to file a registration statement with the Securities and Exchange Commission for the offering of approximately 3 million shares of common stock, of which approximately 1 to 1.5 million shares will be offered by the company, and the remainder will be offered by selling stockholders. The registration statement is expected to be filed within the next few days. The offering will be made only by means of a prospectus.

About AdRelevance

      Founded in 1998, Seattle-based AdRelevance, Inc. is an innovator and pioneer in Internet advertising measurement and intelligent agent ad tracking technology. The company's intelligent agent technology combs over 2,000 Web sites daily and evaluates 40 million page views monthly to provide comprehensive and in-depth advertising tracking information. Using the AdRelevance Service, advertisers gain access to up-to-date intelligence about their competitors' online marketing communications programs, enabling them to quickly and easily compare and report information by a wide range of criteria including advertiser, product, message, type, industry, location, technology and creative. More information on the company and an interactive demo of its service is available at www.AdRelevance.com or by calling 1-888-649-6540.

                                     -more-

About Media Metrix

      Media Metrix, Inc., the pioneer and leader in Internet and digital media measurement, is the industry's leading source for comprehensive and timely audience ratings and e-commerce measurement services. The company utilizes its patented metering methodology to measure the actual Internet and digital media usage behavior of tens of thousands of people in real-time - click-by-click, page-by-page, second-by-second. Media Metrix provides its comprehensive measurement services to more than 500 client companies, including leading financial services organizations, advertising agencies, new and traditional media companies, e-commerce marketers and technology companies. Media Metrix has active operations across multiple regions of the world including the United States, Europe (under MMXI Europe), and Australia. For more information about Media Metrix, please visit www.mediametrix.com.

                                     # # #

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Media Metrix, Inc.'s business which are not historical facts are "forward looking statements" that involve risks and uncertainties. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

Note to Editors: Today at 1 p.m., EDT, Media Metrix will hold a press conference call to discuss this new combination and to answer questions from the news media. Today's call-in number is 1.800.230.1766. International callers can join us by calling 1.612.332.0107. The name of the conference call is "Media Metrix."